EXHIBIT 99.2

Chemung Financial Shareholders Re-Elect Directors

Retiring Director Recognized

ELMIRA, N.Y., May 8, 2015 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (Nasdaq:CHMG), the holding company of Chemung Canal Trust Company and CFS Group, Inc., announced that its Shareholders have re-elected four members to the corporation's Board of Directors. The announcement was made May 7th, during the Corporation's Annual Shareholders Meeting.

Re-elected to the Board were: David J. Dalrymple, President of Dalrymple Gravel and Contracting, William D. Eggers, Senior Counsel with Nixon Peabody LLP, John F. Potter, President of Seneca Beverage Corporation, and Thomas R. Tyrrell, Vice President of Rose & Kiernan, Inc. Each was re-elected for a three year term.

Mr. Dalrymple, who is also Chairman of the Board of Chemung Financial Corporation and Chemung Canal Trust Company, joined the Board of Directors in 1993. Mr. Eggers has served as a Director since 2002, Mr. Potter joined the Board of Directors in 1991, while Mr. Tyrrell has been a Director since 2014. All Directors of Chemung Financial Corporation are also Directors of Chemung Canal Trust Company.

During the meeting Chemung Financial President & CEO, Ronald M. Bentley and Board Chairman David J. Dalrymple paid tribute to Robert L. Storch who retired from the Chemung Financial and Chemung Canal Trust Company boards. Bentley thanked him for his years of "dedication, commitment and service to our Company." Mr. Storch joined the Board in 2009 upon the acquisition of the Bank of Canton. He had previously served as a Director for the Bank of Canton for sixteen years.

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the holding company of Chemung Canal Trust Company, a full service community bank with full trust powers. Established in 1833, Chemung Canal Trust Company is the oldest, locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services and insurance. CFS Group, Inc. was founded in 2001.

CONTACT: Michael J. Wayne
         Senior Vice President
         (607) 737-3762
         mwayne@chemungcanal.com